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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


ChiRex America Inc.
ChiRex (Holdings) Ltd.
ChiRex (Dudley) Ltd.
ChiRex (Annan) Ltd.
ChiRex Technology Center Inc.